May 25, 2001	EXHIBIT 10.10

Mr. W. Randall Pittman
BioCryst Pharmaceuticals, Inc.
2190 Parkway Lake Drive
Birmingham, Alabama 35244

Dear Randy:

     This letter agreement (the “Agreement”) will serve to confirm our agreement with respect to the terms and conditions of the employment of W. Randall Pittman (the “Executive”) by BioCryst Pharmaceuticals, Inc., a Delaware corporation (“BioCryst”) in the event there is any change in control of BioCryst.

     The terms and conditions of such employment are as follows:

1.	Definitions. For purposes of this Agreement, the following words and terms shall have the following meaning:

(a) “Cause.” Termination of employment by BioCryst for “Cause” shall mean termination based on any of the following:

(1) The willful and continued failure by the Executive to substantially perform Executive’s duties with BioCryst (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive specifically identifying the manner in which Executive has not substantially performed Executive’s duties;

(2) The engaging by Executive in willful misconduct which is demonstrably injurious to BioCryst monetarily or otherwise;

(3) The conviction of Executive of a felony.

(b) “Change in Control” means the occurrence of any one or more of the following:

(1) Any group of persons (other than BioCryst or a person that directly or indirectly controls, is controlled by, or is under common control with, BioCryst) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of BioCryst’s outstanding securities pursuant to a tender or exchange offer made directly to BioCryst’s stockholders; or

(2) There is a change in the composition of the Board over a period of twenty-four (24) consecutive months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least two-thirds of the Board members described in (A) who were still in office at the time such election or nomination was approved by the Board.

(3) Any merger, consolidation, or reorganization in which BioCryst is not the surviving entity.

(4) Any transaction effected by a sale of substantially all the assets of BioCryst.

(c) “Date of Termination” means the date that a termination of Executive’s employment with BioCryst is first effective.

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(d) “Qualified Termination” shall mean any involuntary termination (excluding retirement) after the date of the Change of Control of Executive’s employment. Employment shall be deemed to continue and not be terminated if it is at the same or higher salary that was in effect prior to the Change of Control, and at a location within twenty-five (25) miles of the primary work location in effect prior to the Change of Control.

2.	Severance Pay. If within one year from the date of a Change of Control the Executive is subjected to a Qualified Termination, Executive shall receive a severance pay. The severance pay shall be an amount equal of one (1) year of Executive’s annualized base salary in effect immediately prior to the Change of Control. Any severance payment to be made under this Agreement shall be paid in one payment and in full on or prior to the thirtieth (30th) day following the Date of Termination.

3.	Non-Competition. Executive agrees that if his employment is terminated, whether voluntarily or involuntarily, within one year after a Change of Control, then for one year following the termination Executive shall not become a key executive of another for-profit business enterprise whose activities are at such time directly competitive with BioCryst. Executive acknowledges and recognizes that a violation of this paragraph by Employee may cause irreparable and substantial damage and harm to BioCryst or its affiliates, could constitute a failure of consideration, and that money damages will not provide a full remedy for BioCryst for such violations. Employee agrees that in the event of his breach of this paragraph, BioCryst will be entitled, if it so elects, to institute and prosecute proceedings at law or in equity to obtain damages with respect to such breach, to enforce the specific performance of this paragraph by Employee, and to enjoin Employee from engaging in any violation hereof.

4.	Miscellaneous.

(a) Entire Agreement. This Agreement, including the exhibits hereto, constitutes the entire agreement between the parties relating to the employment in the event of a Change of Control of the Executive by BioCryst and there are no terms relating to such employment other than those contained in this Agreement. No modification or variation hereof shall be deemed valid unless in writing and signed by the parties hereto. No waiver by either party of any provision or condition of this Agreement shall be deemed a waiver of similar provisions or conditions at any time.

(b) Assignability. This Agreement may not be assigned without prior written consent of the parties hereto. To the extent allowable pursuant to this Agreement, this Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective executors, administrators, personal representatives, heirs, successors and assigns.

(c) Notices. Any notice or other communication given or rendered hereunder by any party hereto shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, at the respective addresses of the parties hereto as set forth below.

(d) Captions. The section headings contained herein are inserted only as a matter of convenience and reference and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereto.

(e) Taxes. All amounts which may be paid to Executive hereunder are in the nature of compensation for Executive’s employment by BioCryst, and shall be subject to withholding, income, occupation and payroll taxes and other charges applicable to such compensation.

(f) Governing Law. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of Alabama without respect to its conflicts of law principles.

(g) Date. This Agreement is dated as of May 25, 2001.

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If the foregoing correctly sets forth our understanding, please signify your acceptance of such terms by executing this Agreement, thereby signifying your assent, as indicated below.

Yours very truly, BIOCRYST PHARMACEUTICALS, INC. By: ————————————————— Charles E. Bugg Its Chairman & Chief Executive Officer Address: 2190 Parkway Lake Drive Birmingham, Alabama 35244

AGREED AND ACCEPTED, as of this _______ day of ___________________, 2001.

————————————————— W. Randall Pittman Address: 2190 Parkway Lake Drive Birmingham, Alabama 35244

cc: BioCryst Compensation Committee 52